Exhibit (a)(3)(m)

SCHEDULE A

Series of the Trust

Janus Henderson AAA CLO ETF
Janus Henderson B-BBB CLO ETF
Janus Henderson Corporate Bond ETF
Janus Henderson Emerging Markets Debt Hard Currency ETF
Janus Henderson Income ETF
Janus Henderson International Sustainable Equity ETF*
Janus Henderson Mid Cap Growth Alpha ETF
Janus Henderson Mortgage-Backed Securities ETF
Janus Henderson Securitized Income ETF
Janus Henderson Short Duration Income ETF
Janus Henderson Small Cap Growth Alpha ETF
Janus Henderson Small/Mid Cap Growth Alpha ETF
Janus Henderson U.S. Real Estate ETF
Janus Henderson U.S. Sustainable Equity ETF

* Effective on or about October 15, 2024, the Janus Henderson International Sustainable Equity ETF will be liquidated.

July 11, 2024